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                               Raytheon E-Systems, Inc.
                                 501 S. Jupiter Road
                                  Garland, TX 75042

                                    19 August 1998

Advanced Digital Information Corporation
11431 Willows Road N.E.
Redmond, WA 98073


Ladies and Gentlemen:


     We refer to that certain Stock Purchase Agreement ("Stock Purchase Agreement") dated as of July 21, 1998 between Raytheon E-Systems, Inc. ("Raytheon") and Advanced Digital Information Corporation ("ADIC") by which ADIC will purchase from Raytheon all the stock of EMASS, Inc., a Delaware corporation ("EMASS"). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned in the Stock Purchase Agreement. As a condition precedent to closing the sale of EMASS, Section 5.10 of the Stock Purchase Agreement requires that Raytheon cause the discharge of all obligations under certain loan agreements ("Grau Loan Agreements") between EMASS/Grau Storage Systems GmbH & Co. KG [KG], a limited partnership organized under the laws of Germany, and Deutsche Bank and Commerzbank, respectively.

     In order to close the purchase of EMASS on Wednesday, the 19th of August 1998, Raytheon has estimated the amount necessary to discharge all obligations under the Grau Loan Agreements on the date hereof and has purchased and transferred such estimated amount (US$8,721,208.33, which amount shall be referred to herein as the "Estimated Payoff Amount") to the respective banks. The Estimated Payoff Amount shall be the amount used by Raytheon and ADIC as the "Current Portion--LT Debt" in determining the Adjusted Purchase Price in accordance with Sections 2.4(a)(i) and 2.4(a)(iii) of the Stock Purchase Agreement.

     ADIC agrees to use its best efforts to forthwith discharge, or cause the discharge of, the Grau Loan Agreements and the associated Raytheon guarantees and to forthwith provide Raytheon with proof of such discharge. ADIC also agrees to indemnify and hold harmless Raytheon for any claims or liabilities arising on or after the date hereof with respect to the Grau Loan Agreements or the associated Raytheon guarantees.


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     Kindly indicate your agreement with the terms of this letter by signing in the space indicated below.


                                        Yours very truly,


                                        RAYTHEON E-SYSTEMS, INC.


                                        By /s/ Michael C. Eberhardt
                                          -------------------------
                                          Michael C. Eberhardt, Vice President,
                                             Secretary and General Counsel


Acknowledged and agreed.

ADVANCED DIGITAL INFORMATION CORPORATION

By /s/ Leslie S. Rock
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